                                   TEFRON LTD.
                              94 EM HAMOSHAVOT RD.
                           PETACH TIKVA, ISRAEL 49527

                          ----------------------------

           NOTICE OF AN EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON JANUARY 19, 2005

                          ----------------------------


Dear Shareholder,

        You are cordially invited to attend an Extraordinary General Meeting of the shareholders of Tefron Ltd. (the "COMPANY") which will be held at the Company's offices located at 94 Em Hamoshavot Rd., Petach Tikva, Israel on January 19, 2005 at 11:00 a.m., local time, to approve, as a framework resolution, the Company's purchase of an insurance policy concerning insurance of directors' and officers' liability, including as directors and officers of the Company's subsidiaries and including the coverage of controlling shareholders.

        The foregoing item of business is more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on December 10, 2004 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Extraordinary General Meeting.

        Whether or not you plan to attend the Extraordinary General Meeting, you are urged to promptly complete, date and sign the enclosed proxy, and mail it in the enclosed envelope. Return of your proxy does not deprive you of your right to attend the Extraordinary General Meeting and vote your shares in person.

        Pursuant to the Articles of Association of the Company, a proxy will be effective only if it is received by the Company at least two hours prior to the time of the Annual General Meeting, or presented at the meeting to the chairman of the meeting.

By Order of the Board of Directors

ARIE WOLFSON
Chairman of the Board of Directors
December 13, 2004
Petach Tikva, Israel

                                   TEFRON LTD.
                              94 EM HAMOSHAVOT RD.
                           PETACH TIKVA, ISRAEL 49527


                                 PROXY STATEMENT

                  EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

        This Proxy Statement is furnished to shareholders in connection with the solicitation by the Board of Directors of Tefron Ltd. (the "COMPANY" or "TEFRON") of proxies to be voted at the Extraordinary General Meeting (the "MEETING") of the shareholders of the Company to be held on January 19, 2005 at 11:00 a.m., local time, at the Company's offices located at 94 Em Hamoshavot Rd., Petach Tikva, Israel and at any adjournments or postponements thereof. A copy of the Notice of Extraordinary General Meeting of Shareholders accompanies this Proxy Statement. This Proxy Statement and the proxies solicited hereby are first being sent or delivered to the shareholders on or about December 15, 2004.

SOLICITATION OF PROXIES

        If a proxy in the enclosed form is duly executed and returned, the Company's ordinary shares, par value NIS 1.00 per share (the "ORDINARY SHARES"), represented thereby will be voted. If specification is made by the shareholder on the form of proxy, the Ordinary Shares represented thereby will be voted in accordance with such specification. Subject to applicable law and the rules of the New York Stock Exchange, if no specification is made, the persons named in the accompanying proxy will vote the Ordinary Shares represented thereby for the approval of, as a framework resolution, the Company's purchase of an insurance policy concerning insurance of directors' and officers' liability, including as directors and officers of the Company's subsidiaries and including the coverage of controlling shareholders.

        Any shareholder may revoke his proxy by delivering a subsequently dated proxy or by giving written notice of revocation to the Chairman of the Board of Directors at any time prior to two hours before the time of the Meeting or by voting in person at the Meeting. However, if the shareholder attends the Meeting and does not elect to vote in person, his proxy will not be revoked.

        Pursuant to the Articles of Association of the Company, a proxy will be effective only if it is received by the Company at least two hours prior to the time of the Annual General Meeting, or presented at the meeting to the chairman of the meeting.

        THE BOARD OF DIRECTORS DOES NOT KNOW OF ANY MATTER, OTHER THAN THE MATTER SET FORTH HEREIN, THAT IS EXPECTED TO BE PRESENTED FOR CONSIDERATION AT THE MEETING. HOWEVER, IF OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THE ACCOMPANYING PROXY ARE AUTHORIZED TO VOTE ON SUCH MATTERS USING THEIR DISCRETION.

RECORD DATE; OUTSTANDING VOTING SECURITIES; VOTING RIGHTS

        Only shareholders of record at the close of business on December 10, 2004 will be entitled to receive notice of, and vote at, the Meeting and any adjustments or postponements thereof. As of December 1, 2004, 17,016,847 Ordinary Shares were issued, outstanding and eligible to vote at the Meeting. This number does not take into account 997,400 ordinary shares held by a wholly-owned subsidiary of the Company, which are considered part of the equity of the Company, but are not eligible to be voted at the Meeting (the "EQUITY SHARES"). At the Meeting, each shareholder of record will be entitled to one vote for each Ordinary Share held by him in respect of each matter to be voted upon.

        The presence, in person or by proxy, of at least two persons entitled to vote upon the business to be transacted at the Meeting, and holding or representing in the aggregate more than 25% of the voting power of the Company, is necessary to constitute a quorum at the Meeting. Pursuant to Israeli law, on all matters considered at the Meeting, abstentions and broker non-votes will be treated as neither a vote "for" nor "against" the matter, although they will be counted in determining whether a quorum is present.

        The Company will bear the cost of soliciting proxies. Solicitation of proxies will be primarily by mail, but proxies may also be solicited by directors, officers, and employees of the Company (who will not be specifically compensated for such services) by telephone or otherwise. Brokerage houses and other custodians, nominees, and fiduciaries which forward proxies and proxy materials to beneficial owners of Ordinary Shares will be reimbursed for their expenses by the Company for doing so.

            BENEFICIAL OWNERSHIP OF SECURITIES BY CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


MAJOR SHAREHOLDERS

        The following table sets forth the number of Ordinary Shares of the Company owned by any person known to the Company to be the beneficial owner of 5% or more of the Company's Ordinary Shares. The information in this table is based on 17,016,847 voting Ordinary Shares outstanding as of December 1, 2004, but does not take into account the Equity Shares referred to above. The number of Ordinary Shares beneficially owned by a person includes Ordinary Shares subject to options held by that person that were currently exercisable at, or exercisable within 60 days of December 1, 2004. The Ordinary Shares issuable under these options are treated as if they were outstanding for purposes of computing the percentage ownership of the person holding these options but are not treated as if they were outstanding for the purposes of computing the percentage ownership outstanding for any other person. None of the holders of the Ordinary Shares listed in this table have voting rights different from other holders of the Ordinary Shares.


                                                                                  PERCENT OF ORDINARY VOTING
                     NAME                            NUMBER OF SHARES OWNED                 SHARES*
-----------------------------------------------  ------------------------------  ----------------------------
Norfet, Limited Partnership.................             4,894,412 (1)                      28.8%
c/o Fimi 2001 Ltd.
"Rubinstein House"
37 Begin Rd.
Tel Aviv, Israel

Macpell Industries Ltd......................             3,797,210 (2)                      22.3%
28 Chida Street
Bnei Brak, Israel, 51371

Discount Investment Corporation Ltd.........             1,916,866 (3)                      11.3%
3 Azrieli Center, Triangle Building
Tel Aviv, Israel 67023

Arie Wolfson................................             5,025,500 (4)                      29.3%

Sigi Rabinowicz.............................             4,091,551 (5)                      23.6%

Avi Ruimi...................................             3,797,210 (6)                      22.3%

Leber Partners, L.P. .......................             1,075,269                           6.3%
c/o Zvi Limon
95 Avenue Kleber
Paris, France 75116

-------------------
        * Does not take into account 997,400 ordinary shares held by a wholly-owned subsidiary of the Company, which are not eligible to be voted at the Meeting.

(1) For purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), each of FIMI Opportunity Fund, L.P. ("FIMI Delaware"), N.D.M.S. Ltd., FIMI 2001 Ltd. and Mr. Ishay Davidi may be deemed to beneficially own these shares, where (i) N.D.M.S. Ltd. is the general partner of Norfet, Limited Partnership ("Norfet"), (ii) FIMI Delaware is the sole shareholder of N.D.M.S. Ltd., (iii) FIMI 2001 Ltd. is the managing general partner of FIMI Delaware and (iv) Mr. Davidi is the CEO of FIMI. Each of N.D.M.S. Ltd., FIMI Delaware, FIMI 2001 Ltd. and Mr. Davidi disclaims beneficial ownership of any of the shares held by Norfet. Pursuant to Rule 13d-5 of the U.S. Exchange Act, Norfet may be deemed to beneficially own the shares held by Arwol Holdings Ltd. ("Arwol") and Macpell Industries Ltd. ("Macpell") due to the shareholders agreement between Arwol, Macpell and Norfet. See "Shareholders Agreement". Norfet disclaims beneficial ownership of any of the shares held by Macpell and Arwol.

(2) Macpell is an Israeli company. As of December 1, 2004, Arwol, an Israeli company wholly-owned by Arie Wolfson, Chairman of the Board of Directors of the Company, held 28.58% of Macpell; Riza Holdings Ltd. ("Riza"), an Israeli company wholly-owned by Sigi Rabinowicz, President and a director of the Company, held 25.68% of Macpell; and Condo Overseas Inc., a Panamanian company wholly-owned by Avi Ruimi, held 26.52% of Macpell, representing 78.5% of Macpell's shares in the aggregate. The aggregate number of Macpell's equity shares outstanding as of December 1, 2004 was 15,162,633 (this number does not take into account 398,651 ordinary shares held by a wholly-owned subsidiary of the Macpell).

        Pursuant to Rule 13d-5 of the U.S. Exchange Act, Macpell may be deemed to beneficially own the shares held by Norfet due to the shareholders agreement between Arwol, Macpell and Norfet. See "Shareholders Agreement".

(3) Consists of 958,433 shares held by Discount Investment Corporation Ltd. ("DIC") and 958,433 shares held by PEC Israel Economic Corporation ("PEC"), a wholly owned subsidiary of DIC. DIC is controlled by IDB Development Corporation Ltd. ("IDB Development"). IDB Development is controlled by IDB Holding Corporation Ltd. ("IDBH"). DIC, IDB Development and IDBH are public companies traded on the Tel Aviv Stock Exchange.

        IDBH is controlled by a group comprised of: (i) Ganden Investments I.D.B. Ltd. ("Ganden Investments"), a wholly owned Israeli subsidiary of Ganden Holdings Ltd. ("Ganden Holdings"), a private Israeli company controlled by Nochi Dankner and his sister, Shelly Bergman, which holds 31.02% of the equity of and voting power in IDBH; (ii) Manor Investments-IDB Ltd. ("Manor Investments"), a majority owned Israeli subsidiary of Manor Holdings B.A. Ltd. ("Manor Holdings"), a private Israeli company controlled by Ruth Manor, which holds 10.34% of the equity of and voting power in IDBH; and (iii) Avraham Livnat Investments
        (2002) Ltd. ("Livnat Investments"), a wholly owned Israeli subsidiary of Avraham Livnat Ltd. ("Livnat Ltd."), a private Israeli company controlled by Avraham Livnat, which holds 10.34% of the equity of and voting power in IDBH. Ganden Investments, Manor Investments and Livnat Investments, owning in the aggregate approximately 51.7% of the equity of and voting power in IDBH, entered into a Shareholders Agreement relating, among other things, to their joint control of IDBH, the term of which is until May 19, 2023.

        In addition to the shares of IDBH owned by Ganden Investments, Manor Holdings and Livnat Holdings, as at December 1, 2004: (i) Ganden Holdings itself owned directly approximately 3.16% of the outstanding shares of IDBH, (ii) Shelly Bergman owned, through a private Israeli corporation which is wholly owned by her, approximately 6.54% of the outstanding shares of IDBH, (iii) Manor Holdings itself owned directly approximately 0.04% of the outstanding shares of IDBH and (iv) Livnat Ltd. itself owned directly approximately 0.04% of the outstanding shares of IDBH. These additional holdings of shares of IDBH are not subject to the Shareholders Agreement referred to above.

        Nochi Dankner is Chairman of IDBH, IDB Development and DIC. Shelly Bergman, Isaac Manor (the husband of Ruth Manor), Dori Manor (a son of Isaac and Ruth Manor) and Zvi Livnat (a son of Avraham Livnat) are directors of each of IDBH, IDB Development and DIC. Shai Livnat (a son of Avraham Livnat) is a director of IDB Development.

(4) Includes (a) 3,797,210 Ordinary Shares held by Macpell, (b) 1,078,190 Ordinary Shares held by Arwol; (c) 100 Ordinary Shares held by Mr. Wolfson; and (d) 150,000 Ordinary Shares subject to options exercisable at $3.50 per share (which expire in 2012). Pursuant to Rule 13d-5 of the U.S. Exchange Act, Mr. Wolfson may be deemed to beneficially own the 3,797,210 Ordinary Shares held by Macpell due to his beneficial interest in Macpell and Macpell's shareholders' agreement and may be deemed to beneficially own the 4,894,412 shares held by Norfet due to the shareholders agreement between Arwol, Macpell and Norfet. See "Shareholders Agreement". Does not include 2,250 Deferred Shares, par value NIS 1.00 per share, held by Mr. Wolfson. The Deferred Shares are non-transferable and entitle their holders, upon the liquidation of the Company, to the par value of the shares but to no voting, dividend or any other rights.

(5) Consists of (i) 3,797,210 Ordinary Shares held by Macpell and (ii) options to purchase 294,341 Ordinary Shares at prices that are between $3.50 and $9.50 per share (which expire between 2009 and 2012). Pursuant to Rule 13d-5 of the U.S. Exchange Act, Mr. Rabinowicz may be deemed to beneficially own the 3,797,210 Ordinary Shares held by Macpell due to his beneficial interest in Macpell and Macpell's shareholders' agreement and may be deemed to beneficially own the 4,894,412 shares held by Norfet due to the shareholders agreement between Arwol, Macpell and Norfet. See "Shareholders Agreement". Does not include 2,250 Deferred Shares, par value NIS 1.00 per share, held by Mr. Rabinowicz. The Deferred Shares are non-transferable and entitle their holders, upon the liquidation of the Company, to the par value of the shares but to no voting, dividend or any other rights.

(6) Includes 3,797,210 Ordinary Shares held by Macpell. Pursuant to Rule 13d-5 of the U.S. Exchange Act, Mr. Riumi may be deemed to beneficially own the 3,797,210 Ordinary Shares held by Macpell due to his beneficial interest in Macpell and Macpell's shareholders' agreement and may be deemed to beneficially own the 4,894,412 shares held by Norfet due to the shareholders agreement between Arwol, Macpell and Norfet. See "Shareholders Agreement".

SHAREHOLDERS AGREEMENT

        Under a shareholders agreement entered into on February 17, 2004 (the "SHAREHOLDERS AGREEMENT"), Arwol, Macpell and Norfet agreed to meet regularly and in any event prior to each General Meeting of shareholders of the Company and to review, discuss and attempt to reach a unified position with respect to principal issues on the agenda of each such meeting. The parties clarified that this should not be interpreted as forcing any party to act or vote according to any position stated at such prior meeting. Under the Shareholders Agreement, the parties further agreed upon the composition of the Company's board of directors, the identity of the chairman of the board of directors and to appoint an executive committee for advisory purposes. For more information about the Shareholders Agreement, see the Company's Annual Report on Form 20-F as filed with the Securities and Exchange Commission on April 1, 2004.

MACPELL SHAREHOLDERS AGREEMENT

        Arwol Holdings Ltd. (wholly owned by Arie Wolfson), Riza Holdings Ltd. (wholly owned by Sigi Rabinowicz) and Condo Overseas Inc. (wholly owned by Avi Ruimi), who hold together approximately 80.78% of the outstanding ordinary shares of Macpell, are parties to the Macpell Shareholders'Agreement.

        The Macpell Shareholders' Agreement provides, among other things, that so long as Mr. Wolfson's direct or indirect holdings in Tefron are larger than those of Mr. Ruimi's, Mr. Wolfson and Mr. Rabinowicz will each be entitled to vote for two Directors of Tefron, and Mr. Ruimi will be entitled to vote for one Director of Tefron. In any other case, the distribution of the Directors on Tefron's Board will reflect the direct and indirect holdings (including through Macpell) of the parties in Tefron.

        Pursuant to the Macpell Shareholders' Agreement, the Tefron Ordinary Shares held by Macpell will be voted at each meeting of Tefron's shareholders by the trustee in accordance with the resolution of the shareholders party to the agreement, each shareholder having one vote for each Macpell share held by such shareholder.

DIRECTORS AND EXECUTIVE OFFICERS

        As of December 1, 2004, the following directors and executive officers beneficially held the number of Ordinary Shares set forth in the table below. The information in this table is based on 17,016,847 voting Ordinary Shares outstanding as of December 1, 2004. The number of voting Ordinary Shares beneficially owned by a person includes voting Ordinary Shares subject to options held by that person that were currently exercisable at, or exercisable within 60 days of, December 1, 2004. The Ordinary Shares issuable under these options are treated as if they were outstanding for purposes of computing the percentage ownership of the person holding these options but are not treated as if they were outstanding for the purposes of computing the percentage ownership outstanding for any other person. Except as disclosed below, to the Company's knowledge, none of the directors or executive officers beneficially owns in excess of 1% of the Ordinary Shares.

                                                                            % OF ORDINARY
                                                     NUMBER OF              VOTING SHARES
NAME                                                 SHARES OWNED           OUTSTANDING*
--------------------------------------------------   -------------------    -----------------------
Arie Wolfson ...................................       5,025,500 (1)        29.3%
Sigi Rabinowicz ................................       4,091,551 (2)        23.6%
Yosef Shiran ...................................         486,042 (3)         2.8%
All Directors and executive officers as a group
  (17 persons) .................................      10,983,970 (4)        60.2%

-------------------
* Does not take into account 997,400 ordinary shares held by a wholly-owned subsidiary of the Company, which are not eligible to be voted at the Meeting.

(1)     See footnote (4) under "Major Shareholders".
(2)     See footnote (5) under "Major Shareholders".
(3) Consists of 486,042 Ordinary Shares subject to options exercisable at prices that are between $3.50 and $3.56 per share (which expire between 2011 and 2012).
(4) Includes the (i) 3,797,210 Ordinary Shares held by Macpell of which Arie Wolfson and Sigi Rabinowicz may be deemed beneficial owners under U.S. securities laws due to their beneficial interests in Macpell and Macpell's Shareholders' Agreement, (ii) 1,078,190 Ordinary Shares held by Arwol of which Arie Wolfson may be deemed a beneficial owner under U.S. securities laws and (iii) 4,894,412 Ordinary Shares held by Norfet,
        (A) of which Meir Shamir, one of Norfet's designees to the Board of Directors, may be deemed a beneficially owner under U.S. securities laws (he disclaims beneficial ownership of such shares), and (B) of which Arie Wolfson and Sigi Rabinowicz may be deemed to share voting power. See "Major Shareholders". Further includes 1,214,158 Ordinary Shares subject to options held by 12 directors and executive officers, among which are included: (a) 486,042 Ordinary Shares subject to options held by Yosef Shiran exercisable at prices that are between $3.50 to $3.56 per share (which expire between 2007 to 2012), (b) 294,341 Ordinary Shares subject to options held by Mr. Rabinowicz at prices that are between $3.50 and $9.50 per share (which expire between 2009 and 2012) and (c) 150,000 Ordinary Shares subject to options held by Mr. Wolfson at $3.50 per share (which expire in 2012).

                                    PROPOSAL

          FRAMEWORK RESOLUTION: APPROVAL OF THE COMPANY'S PURCHASE OF
      DIRECTORS' AND OFFICERS' LIABILITY INSURANCE POLICIES, INCLUDING AS
           DIRECTORS AND OFFICERS OF THE COMPANY'S SUBSIDIARIES, AND
            DIRECTORS AND OFFICERS WHO ARE CONTROLLING SHAREHOLDERS

        Following the approval of the Audit Committee and the Board of Directors, the shareholders are asked to approve the following resolution:

        RESOLVED, that the shareholders hereby approve the purchase of directors' and officers' liability insurance policies ("D&O INSURANCE") for all directors and officers of the Company, including as directors or officers of the Company's subsidiaries, and including any director or officer of the Company who is or will be a controlling shareholder, such as Messrs. Arie Wolfson and Sigi Rabinowicz.

        The insurer, the aggregate coverage amount under each D&O Insurance policy and the annual premium to be paid for such coverage shall be determined by the Company's Audit Committee and Board of Directors, which shall determine that the amounts are reasonable under the circumstances, taking into consideration market conditions.

        The premium paid under the Company's current D&O Insurance policy for the period commencing on September 27, 2004 and ending on September 26, 2005, is US $200,000 (the "BASIC PREMIUM"). Until the expiration of this Framework Resolution, the annual premium to be paid by the Company in any year shall not exceed 130% of the premium paid in the immediately preceding year, and the annual premium to be paid by the Company in any year shall not exceed 175% of the Basic Premium.

        Until the expiration of this Framework Resolution, the aggregate coverage amounts of any D&O Insurance policy will not exceed the higher of: (i) US $15,000,000; or (ii) 25% of the shareholders' equity of the Company according to the last consolidated financial statements of the Company (either audited or reviewed) published prior to the purchase of the insurance.

        This resolution is a Framework Resolution (within the meaning of such term in the Israeli Companies Regulations (Relief for Transactions with Interested Parties) of 2000 (the "Regulations"). Under the Regulations, each purchase of a D&O Insurance policy by the Company within the Framework Resolution is subject to approval of the Audit Committee and Board of Directors that the terms of such policy comply with the terms of the Framework Resolution, as detailed above.

        The Framework Resolution shall be valid commencing from November 11, 2004 (the date of the Board of Directors' resolution) until the termination of the D&O Insurance policy purchased prior to the annual general meeting held by the Company on 2009.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                          OF THIS PROPOSED RESOLUTION.

THE MAJORITY REQUIRED FOR THE PROPOSAL

        Under Israeli Companies Law, the purchase of directors' and officers' liability insurance policies to officers or directors who are controlling shareholders require the approval of the Audit Committee and the Board of Directors, and the approval of the shareholders meeting. The shareholders approval must include the majority of shares voted at the meeting. In addition, either: (i) the majority must include at least one-third of the shares of the voting shareholders (not including absentees) who have no personal interest in the transaction; or (ii) the total shareholdings of those who have no personal interest in the transaction and who vote against the transaction must not represent more than 1% of the aggregate voting rights in the company.


                                  OTHER MATTERS

        The Board of Directors knows of no matters that are to be brought before the meeting other than as set forth in the Notice of Extraordinary General Meeting. If any other matter properly comes before the meeting, the persons named in the enclosed form of proxy are authorized to vote on such matter using their discretion.

By Order of the Board of Directors



ARIE WOLFSON
Chairman of the Board of Directors
December 13, 2004
Petach Tikva, Israel